EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Pivotal Group, Inc.

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated April 26, 2012, relating to our audits of the balance sheet of PKCCR, LLC. as of April 19, 2012, and the related statements of operations, changes in members’ equity (deficit), and cash flows for the period from December 19, 2011 (Inception) through April 19, 2012. Our report dated April 26, 2012, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated March 28, 2012, relating to our audits of the balance sheet of Pivotal Group, Inc. as of December 31, 2011, and the related statements of operations, stockholders’ equity, and cash flows for the period from April 20, 2011 (Inception) through December 31, 2011. Our report dated March 28, 2012, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent of the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

August 21, 2012